      As filed with the Securities and Exchange Commission on July 3, 2002
                                                      Registration No. 333-48388

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                          Georgia-Pacific Corporation
             (Exact name of Registrant as specified in its charter)

                                ---------------

               GEORGIA                                 93-0432081
   (State or other jurisdiction of           (I.R.S. Employer Identification
    incorporation or organization)                       Number)

                           133 Peachtree Street, N.E.
                               Atlanta, GA 30303
                                 (404) 652-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES F. KELLEY
                  Executive Vice President and General Counsel
                          GEORGIA-PACIFIC CORPORATION
                           133 Peachtree Street, N.E.
                               Atlanta, GA 30303
                                 (404) 652-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                    Copy to:

                                 JOHN B. TEHAN
                           SIMPSON THACHER & BARTLETT
                              425 Lexington Avenue
                            New York, New York 10017

                                ---------------

   Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                                                   (continued on following page)

   Pursuant to Rule 429 under the Securities Act of 1933, when this Registration Statement was declared effective on October 30, 2000, the Prospectus contained in this Registration Statement and supplements to such Prospectus was a combined Prospectus and also related to up to $750,000,000 of then unsold securities registered under Registration Statement No. 333-80757 previously filed with the Commission on Form S-3 and declared effective on June 30, 1999. This Registration Statement also constituted Post-Effective Amendment No. 1 to Registration Statement No. 333-80757 and such Post-Effective Amendment No. 1 thereafter became effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. Subsequently, $1,500,000,000 of debt securities were sold. Accordingly, this Registration Statement no longer relates to Registration Statement No. 333-80757. Upon the effectiveness of this post-effective amendment, this Registration Statement will relate to an aggregate of $1,500,000,000 of Debt Securities, Preferred Stock, Georgia-Pacific Corporation--Georgia-Pacific Group Common Stock, Georgia-Pacific Group Rights to Purchase Series B Junior Preferred Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, dated July 3, 2002
PROSPECTUS
[Logo of Georgia-Pacific]        $1,500,000,000


                          Georgia-Pacific Corporation

  Georgia-Pacific Corporation may offer and sell--

      . Debt Securities

      . Preferred Stock

      . Georgia-Pacific Corporation--Georgia-
        Pacific Group Common Stock (listed on
        the New York Stock Exchange as Common
        Stock) and Georgia-Pacific Group
        Rights to Purchase Series B Junior
        Preferred Stock

      . Warrants

      . Stock Purchase Contracts

      . Stock Purchase Units

  We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

  This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

  Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                          , 2002

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ABOUT THIS PROSPECTUS.....................................................   1
WHERE YOU CAN FIND MORE INFORMATION.......................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   2
THE COMPANY...............................................................   3
USE OF PROCEEDS...........................................................   5
RATIO OF EARNINGS TO FIXED CHARGES........................................   5

DESCRIPTION OF DEBT SECURITIES............................................   6
  General.................................................................   6
  Subordination of Subordinated Debt Securities...........................   8
  Certain Covenants.......................................................   9
  Certain Definitions.....................................................  11
  Merger, Sale and Lease..................................................  11
  Conversion Rights.......................................................  12
  Events of Default.......................................................  12
  Modification and Waiver.................................................  13
  Discharge, Defeasance and Covenant Defeasance...........................  14
  Book-Entry Securities...................................................  15
  Concerning the Trustees.................................................  16
DESCRIPTION OF PREFERRED STOCK............................................  16
  General.................................................................  17
  Rank....................................................................  17
  Dividend Rights.........................................................  18
  Voting Rights...........................................................  18
  Liquidation Rights......................................................  18
  Redemption..............................................................  19
  Conversion..............................................................  19
DESCRIPTION OF COMMON STOCK...............................................  19
  Authorized and Outstanding Shares.......................................  19
  Dividends...............................................................  20
  Voting Rights...........................................................  20
  Liquidation.............................................................  20
  Determinations by Our Board of Directors................................  20
  Preemptive Rights.......................................................  20
  Restated Rights Agreement...............................................  20
  Certain Anti-Takeover Provisions of Georgia Law, Our Restated Articles
   of Incorporation and Bylaws and Our Restated Rights Agreement..........  22
DESCRIPTION OF WARRANTS...................................................  26
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS..........  27
BOOK-ENTRY ISSUANCE.......................................................  27
PLAN OF DISTRIBUTION......................................................  29
LEGAL MATTERS.............................................................  30
EXPERTS...................................................................  30

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "Commission", utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

   We provide information to you about the securities in two separate documents that progressively provide more detail:

  . this prospectus, which contains general information, some of which may not apply to your securities; and

  . the accompanying prospectus supplement, which describes the terms of your securities and may also add, update or change information contained in this prospectus.

If the terms of your securities vary between the accompanying prospectus supplement and this prospectus, you should rely on the different information in the prospectus supplement.

   You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" to learn more about us and the securities we are offering.

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Georgia-Pacific", "we", "us", "our" or similar references mean Georgia-Pacific Corporation and its consolidated subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also inspect our filings over the Internet at the Commission's home page at http://www.sec.gov. You may also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange our Common Stock (formerly listed as Georgia-Pacific Corporation--Georgia-Pacific Group Common Stock) is traded.

   This prospectus constitutes part of Registration Statements on Form S-3 filed with the Commission under the Securities Act of 1933. It omits some of the information contained in the Registration Statements, and you should refer to the Registration Statements for further information about us and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission is not necessarily complete, and in each instance you should refer to the copy of the document filed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Commission allows us to disclose important information to you by referring you to documents we have filed or will file with them. The information "incorporated by reference" is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede previously filed information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all of the securities is completed:

  .  our Annual Report on Form 10-K for the year ended December 29, 2001;

  .  our Quarterly Report on Form 10-Q for the quarter ended March 30, 2002;
     and

  . our Current Report on Form 8-K filed January 24, 2002, April 12, 2002, April 19, 2002 and May 8, 2002.

   You may request a copy of these filings, at no cost, by directing your written or oral request to James F. Kelley, Executive Vice President and General Counsel, Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, Georgia 30303, (404) 652-4000.

                                  THE COMPANY

   Georgia-Pacific was organized in 1927 under the laws of the State of Georgia. Today, we are engaged in five principal business operations:

    . the manufacture of tissue products (including bath tissue, paper towels and napkins) and disposable tabletop products (including disposable cups, plates and cutlery);

    . the manufacture of containerboard and packaging (including linerboard, medium, kraft and corrugated packaging);

    . the manufacture of bleached pulp and paper (including paper, market and fluff pulp and bleached board);

    . the distribution of paper products and supplies manufactured by us or purchased from others; and

    . the manufacture and distribution of building products (including plywood, oriented strand board, various industrial wood products and softwood and hardwood lumber as well as certain non-wood products, including gypsum board, chemicals and other products).

   During 2001, we, through our timber and timberlands business referred to as "The Timber Company", also engaged in the growing of timber on approximately
4.7 million acres of timberlands that we owned or leased. In 2001, these timberlands supplied approximately 10% of the overall timber requirements of our manufacturing facilities. On October 6, 2001, we completed the spin off of The Timber Company which merged with and into Plum Creek Timber Company, Inc. ("Plum Creek"). See note 3 to our consolidated financial statements incorporated by reference in this prospectus. When the merger with Plum Creek was completed, all shares of Georgia-Pacific Corporation--Timber Group Common Stock were converted into shares of Plum Creek common stock. As a result, shares of Georgia-Pacific Corporation--Georgia-Pacific Group Common Stock are the only shares of common stock of Georgia-Pacific outstanding. We renamed the Georgia-Pacific Group Stock for New York Stock Exchange listing purposes. As of December 31, 2001, it is called Common Stock of Georgia-Pacific. See "Description of Common Stock."

   Our principal offices are located at 133 Peachtree Street, N.E., Atlanta, GA 30303 and our telephone number is (404) 652-4000.

   Our board of directors has approved a plan to separate our consumer products, packaging, and paper and pulp businesses from our building products and distribution businesses. The major elements of this plan are the following:

  . We will contribute the assets and liabilities relating to our consumer products, packaging and paper and pulp businesses to CP&P, Inc. ("CP&P"), our newly-formed wholly owned subsidiary;

  .  We will sell up to $1 billion of senior subordinated notes and borrow
     approximately $        million under a new secured senior credit
     facility;

  . Unisource, a subsidiary of ours, will borrow approximately $ million under a new secured senior credit facility;

  . We will use the proceeds from the sale of our notes and the borrowings under the two new credit facilities to retire a portion of our existing debt;

  . CP&P will assume approximately $2.6 billion of our indebtedness, including obligations relating to up to approximately $869 million of industrial revenue bonds;

  . CP&P will offer to exchange 16 series of its new debt securities for 16 series of outstanding publicly held debt securities of ours having an aggregate principal amount of approximately $5.65 billion that CP&P will assume from us; and if any holders of those outstanding debt securities fail to accept CP&P's exchange offer, those outstanding debt securities will remain our obligations but CP&P will assume and then refinance an equal principal amount of our other debt;

  .  CP&P will borrow approximately $        million under a new unsecured
     senior credit facility;

  .  CP&P will sell common stock that will represent approximately   % of its
     shares in a public offering, or IPO, that it expects will raise approximately $1 billion;

  . CP&P will use the proceeds from the borrowings under its new credit facility and the sale of its common stock to retire a portion of the debt it assumes from us; and

  . Approximately six months after completion of the public offering of CP&P's common stock, we intend to distribute the remaining shares of common stock we hold in CP&P to our shareholders.

   We refer to the transaction in which we will distribute the remaining shares we hold in CP&P to our shareholders as the "distribution", and we refer to the other transactions described in the bullets above as the "reorganization transactions." We and CP&P reserve the right to modify any or all of the reorganization transactions in any respect or to terminate the plan. CP&P may also make a public offering of securities convertible into its common stock as part of the reorganization transactions. Moreover, even if the reorganization transactions are completed as planned, we reserve the right to delay or cancel the distribution altogether or to convert CP&P into an independent publicly owned entity through a mechanism other than the distribution.

                                USE OF PROCEEDS

   Unless we otherwise indicate in the applicable prospectus supplement, we will use net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes may include the refinancing of existing debt, the reduction of debt, possible acquisitions, and investments in, or extension of credit to, our subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                          Fiscal Year Ended      Three Months
                                       ------------------------     Ended
                                       1997 1998 1999 2000 2001 March 30, 2002
                                       ---- ---- ---- ---- ---- --------------
Ratio of earnings to fixed charges
 (unaudited)*.........................   ** 1.5  3.5  1.8    **      1.4
Deficiency in earnings available to
 cover fixed charges (unaudited)**.... $129 n/a  n/a  n/a  $305      n/a

--------
* The ratios presented for fiscal years ended 1997, 1998, 1999 and 2000 have been reclassified to conform with the 2001 presentation. The 2001 presentation reflects the spin off of The Timber Company, which merged with and into Plum Creek, that was completed on October 6, 2001.
** Earnings are inadequate to cover fixed charges. Accordingly, the deficiency is reported for the deficient years.

   The ratio of earnings to fixed charges is computed by dividing "earnings", which consist of (1) income before income taxes, extraordinary items and accounting changes, (2) interest expense (excluding interest capitalized during the period and including amortization of previously capitalized interest) and
(3) one-third of rental expense (the portion deemed representative of interest), by "fixed charges", which consist of (1) total interest costs (including interest capitalized during the period) and (2) one-third of rental expense.

   On or about April 22, 1999, we determined to change our fiscal year from December 31 to end on the Saturday closest to December 31. Additionally, we report our quarterly periods on a 13-week basis ending on a Saturday. The impact of one additional day on the year ended January 1, 2000 was not material.

   We do not have, and have not had, any Preferred Stock outstanding during the periods indicated. Accordingly, we cannot show you the ratio of combined fixed charges and Preferred Stock dividends to earnings.

                         DESCRIPTION OF DEBT SECURITIES

   We may from time to time offer and sell debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness, the "Debt Securities". The Debt Securities will be either our unsecured senior debt securities, the "Senior Debt Securities", or our unsecured subordinated debt securities, the "Subordinated Debt Securities". The Senior Debt Securities will be issued under an indenture, the "senior indenture", between us and The Bank of New York, as Trustee, the "senior trustee". The Subordinated Debt Securities are to be issued under a second indenture, the "subordinated indenture", which will be entered into between us and The Bank of New York, as Trustee, the "subordinated trustee". The senior indenture and the subordinated indenture are together called the "indentures" and the senior trustee and the subordinated trustee are together called the "trustees".

   The following summary of certain provisions of the Indentures is not complete. You should refer to the indentures. We have filed or incorporated by reference copies of the indentures as exhibits to the registration statement of which this prospectus is a part, Registration Statement File No. 333-48388, the "Registration Statement". Section references below are to the section in the applicable indenture. Capitalized terms have the meanings assigned to them in the applicable indenture. The referenced sections of the indentures and the definitions of capitalized terms are incorporated by reference.

   We have summarized below the general terms and provisions of the Debt Securities. We will describe the particular terms of the Debt Securities offered by any prospectus supplement in the prospectus supplement relating to the offered Debt Securities.

   We have substantial operations at the subsidiary level. Claims of creditors of our subsidiaries, including general creditors, generally will have priority as to the assets of subsidiaries over our claims and the claims of holders of our indebtedness, including holders of the Debt Securities. We will rely on cash generated from operations, including the operations of our subsidiaries, and our available financing sources in order to meet our debt service obligations.

General

   The indentures do not limit the amount of Debt Securities that we may issue. (section 301) Each indenture provides that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be our unsecured obligations.

   The indentures and the Debt Securities do not contain any provisions that would:

  .  limit our ability or the ability of our subsidiaries to incur debt;

  . require us or an acquiror to repurchase Debt Securities in the event of a "change in control"; or

  . afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving us or our subsidiaries.

You should read the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants described below that are applicable to the offered Debt Securities.

   Unless otherwise indicated in the applicable prospectus supplement, principal of, premium, if any, and interest on the Debt Securities will be payable at the corporate trust office of the trustees in the Borough of Manhattan, The City of New York, provided that, at our option, interest may be paid by mailing a check to the address of the person receiving interest as it appears on the security register for the Debt Securities. Transfers of Debt Securities, other than book-entry securities, may be made at the same location. The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. (section
302) We will not
charge for any registration of transfer or exchange of the Debt Securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. (section 305)

   The prospectus supplement relating to the particular series of Debt Securities being offered will specify the particular terms of those Debt Securities. The terms may include:

  .  the title and type of the particular series of Debt Securities;

  . any limit on the aggregate principal amount of the particular series of Debt Securities;

  . the date or dates on which the principal of the particular series of Debt Securities will mature;

  . the rate or rates, which may be fixed or variable, per year or the method by which such rate or rates will be determined, at which the particular series of Debt Securities will bear interest, if any;

  . the date or dates from which interest, if any, will accrue, or the method by which such date or dates will be determined, the date or dates on which interest will be payable and the record dates for interest payment dates;

  . the place or places where the principal of, and premium, if any, and any interest on the particular series of Debt Securities will be payable;

  . the period or periods within which, the price or prices at which, and the terms and conditions upon which, the particular series of Debt Securities may be redeemed, in whole or in part, at our option;

  . our obligation, if any, to redeem, repay or purchase the particular series of Debt Securities pursuant to any sinking fund or analogous provision or at the option of the holders and the period or periods within which, the price or prices at which and the terms and conditions upon which the particular series of Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

  . the currency or currencies of payment of principal of, premium, if any, and interest on the particular series of Debt Securities;

  . the index, if any, used to determine the amount of payment of principal of, premium, if any, and interest on the particular series of Debt Securities;

  . in the case of a particular series of Subordinated Debt Securities, the portion of the principal amount of the Subordinated Debt Securities which will be payable upon the declaration of acceleration of the maturity thereof;

  . any additional restrictive covenants included for the benefit of the holders of the particular series of Debt Securities;

  . any additional events of default with respect to the particular series of Debt Securities;

  . in the case of a particular series of Subordinated Debt Securities, whether that series will be convertible into shares of any class of Common Stock and if so, the terms and conditions, which may be in addition to or in lieu of the provisions contained in the subordinated indenture, upon which the series will be convertible, including the conversion price and conversion period;

  . in the case of a particular series of Subordinated Debt Securities, information with respect to book-entry procedures, if any; and

  . any other terms of the particular series of Debt Securities not inconsistent with the provisions of the indentures. (section 301)

   Some of the Debt Securities may be issued as original issue discount Debt Securities. Original issue discount Debt Securities are securities sold by us for substantially less than their stated principal amount. Federal income tax consequences and other special considerations applicable to any original issue discount Debt Securities will be described in the applicable prospectus supplement. (section 101)

Subordination of Subordinated Debt Securities

   Our obligations to make any payment of the principal of and premium, if any, and interest on the Subordinated Debt Securities will be subordinate and junior in right of payment to all senior indebtedness and, in certain circumstances relating to our liquidation, dissolution, termination or reorganization, to all "additional senior obligations". (Article Thirteen of the subordinated indenture) We cannot make any payment of the principal of and premium, if any, or interest on the Subordinated Debt Securities if there is a default in payment with respect to senior indebtedness or an event of default with respect to any senior indebtedness that results in the acceleration of its maturity and that default or event of default continues.

   The subordinated indenture defines "senior indebtedness" as:

  . all "indebtedness of Georgia-Pacific for money borrowed", whether now outstanding or later created, assumed or incurred, other than:

    .  the Subordinated Debt Securities;

    . any obligation "ranking on a parity with the Subordinated Debt Securities"; or

    .  any obligation "ranking junior to the Subordinated Debt Securities";
       and

  .  any deferrals, renewals or extensions of any such senior indebtedness.

   The term "indebtedness of Georgia-Pacific for money borrowed" means any obligation of, or any obligation guaranteed by, Georgia-Pacific for repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligations for payment of the purchase price of property or assets acquired other than in the ordinary course of business.

   The subordinated indenture defines "additional senior obligations" as all our indebtedness, whether now outstanding or later created, assumed or incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements. However, additional senior obligations do not include:

  .  any claims in respect of senior indebtedness; or

  .  any obligations:

    .  ranking on a parity with the Subordinated Debt Securities or

    .  ranking junior to the Subordinated Debt Securities.

For purposes of this definition, "claim" has the meaning assigned to it in
Section 101(4) of the United States Bankruptcy Code of 1978. The subordinated indenture does not limit or prohibit the incurrence of senior indebtedness or additional senior obligations.

   The subordinated indenture defines "ranking on a parity with the Subordinated Debt Securities" as any obligation of Georgia-Pacific that:

  . ranks equally with and not prior to the Subordinated Debt Securities in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation, dissolution or termination of or relating to Georgia-Pacific as a whole, whether voluntary or involuntary; and

  . is specifically designated as ranking on a parity with the Subordinated Debt Securities by express provision in the instrument creating or evidencing such obligation. (section 101 of the subordinated indenture)

   The subordinated indenture defines "ranking junior to the Subordinated Debt Securities" as any obligation of Georgia-Pacific that:

  . ranks junior to and not equally with or prior to the Subordinated Debt Securities in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation, dissolution or termination of or relating to Georgia-Pacific as a whole, whether voluntary or involuntary; and

  . is specifically designated as ranking junior to the Subordinated Debt Securities by express provisions in the instrument creating or evidencing that obligation. (section 101 of the subordinated indenture)

   Upon any payment or distribution of assets to creditors upon any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation, dissolution or termination of or relating to Georgia-Pacific as a whole, whether voluntary or involuntary, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the Subordinated Debt Securities will be entitled to receive any payment of the principal of and premium, if any, or interest on the Subordinated Debt Securities. If, after paying the holders of senior indebtedness, any cash, property or securities remain, those excess proceeds will first be applied to pay in full all the additional senior obligations; then we can make payments on the Subordinated Debt Securities.

   If the holders of Subordinated Debt Securities receive payment and are aware at the time of receiving payment that all senior indebtedness and additional senior obligations have not been paid in full, then that payment will be held in trust for the benefit of the holders of senior indebtedness or additional senior obligations, as the case may be. (section 1301 of the subordinated indenture) Because of this subordination, in the event of insolvency, holders of the Subordinated Debt Securities may recover less, proportionately, than holders of senior indebtedness and holders of additional senior obligations and our general unsecured creditors.

Certain Covenants

 Limitation on Liens

   We may not, nor may we permit any restricted subsidiary, as defined below, to, create or assume any mortgage, security interest, pledge or lien, collectively, a "lien", upon any principal property, as defined below, or upon the shares of stock or indebtedness of any restricted subsidiary, without equally and ratably securing the Debt Securities. However, this restriction does not apply to:

     (1) liens on any principal property existing at the time of its acquisition and liens created contemporaneously with or within 120 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the completion of the acquisition, improvement or construction of such property to secure payment of the purchase price of such property or the cost of such construction or improvements;

     (2) liens on property or shares of stock or indebtedness of a corporation existing at the time it is merged into or its assets are acquired by us or a restricted subsidiary;

     (3) liens on property or shares of stock or indebtedness of a corporation existing at the time it becomes a restricted subsidiary;

     (4) liens securing debts of a restricted subsidiary to us and/or one or more of our subsidiaries;

     (5) liens in favor of a governmental unit to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition of or improvements to property subject thereto;

     (6) liens on timberlands in connection with an arrangement under which we and/or one or more restricted subsidiaries are obligated to cut or pay for timber in order to provide the lienholder with a specified amount of money, however determined;

     (7) liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including borrowings in connection therewith) on, or on any interest in, or on any proceeds from the sale of, property acquired for such purposes, production therefrom (including the proceeds thereof), or material or equipment located thereon;

     (8) liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business;

     (9) liens to extend, renew or replace any liens referred to in clauses
  (1) through (8) or this clause (9) or any lien existing on the date of the applicable Indenture;

     (10) mechanics' and similar liens;

     (11) liens arising out of litigation or judgments being contested; and

     (12) liens for taxes not yet due, or being contested, landlords' liens, tenants' rights under leases, easements, and similar liens not impairing the use or value of the property involved. (section 1004)

See "Exemption from Limitations on Liens and Sale and Lease-Back".

 Limitation on Sale and Lease-Back

   Transactions involving sale and lease-back by us or one or more restricted subsidiaries of any principal property, except for leases not exceeding three years, are prohibited unless:

     (1) we and/or such restricted subsidiary or subsidiaries would be entitled to incur indebtedness secured by a lien on that property without securing the Debt Securities;

     (2) an amount equal to the value of the sale and lease-back is applied within 120 days to:

      . the voluntary retirement of indebtedness for borrowed money of Georgia-Pacific or any restricted subsidiary maturing more than one year after the date incurred and which is senior to or equal with the Debt Securities in right of payment ("funded debt"); or

      . the purchase of other property that will constitute principal property having a value at least equal to the net proceeds of the sale; or

     (3) we and/or a restricted subsidiary shall deliver to the applicable Trustee for cancellation funded debt (including the Debt Securities) in an aggregate principal amount at least equal to the net proceeds of the sale. (section 1005)

See "Exemption from Limitations on Liens and Sale and Lease-Back".

 Exemption from Limitations on Liens and Sale and Lease-Back

   We and/or one or more restricted subsidiaries are permitted to create or assume liens or enter into sale and lease-back transactions that would not otherwise be permitted under the limitations described under "Limitation on Liens" and "Limitation on Sale and Lease-Back", provided that the sum of the aggregate amount of all indebtedness secured by these liens (not including indebtedness otherwise permitted under the exceptions described in clauses (1) through (12) under "Limitation on Liens") and the value of all of these sale and lease-back transactions (not including those that are for less than three years or in respect of which indebtedness is retired or property is purchased or Debt Securities are delivered, as described under "Limitation on Sale and Lease-Back") will not exceed 5% of the net tangible assets, as defined below, of us and our restricted subsidiaries. (section 1006)

 Applicability of Covenants

   Any series of Debt Securities may provide that any one or more of the covenants described above, as well as certain provisions of the "Merger, Sale and Lease" covenant described below, shall not be applicable to the Debt Securities of such series. (section 1009)

Certain Definitions

   The following terms are defined in more detail in section 101 of the applicable indenture.

     "Net tangible assets" means, at any date, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, (2) any item representing Investments in Unrestricted Subsidiaries, as defined in the applicable indenture, and (3) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all of the foregoing as set forth on the most recent consolidated balance sheet of Georgia-Pacific and computed in accordance with generally accepted accounting principles.

     "Principal property" means any mill, manufacturing plant or facility or timberlands owned by us or one or more restricted subsidiaries and located within the continental United States, but does not include any such mill, plant, facility or timberlands which are acquired after the date of the applicable Indenture for the disposal of solid waste or control or abatement of atmospheric pollutants or contaminants, or water, noise or other pollutants, or which in the opinion of our board of directors is not of material importance to our total business and our restricted subsidiaries as an entirety, and does not include timberlands designated by our board of directors as being held primarily for development or sale, or minerals or mineral rights.

     "Restricted subsidiary" means a subsidiary substantially all of the property of which is located within the continental United States and which itself, or with us or one or more other restricted subsidiaries, owns a principal property.

     "Subsidiary" means any corporation a majority of the outstanding voting stock of which is owned or controlled by us or one or more subsidiaries and which is consolidated in our accounts.

Merger, Sale and Lease

   Under the senior indenture, we may consolidate with or merge into any other corporation or sell, convey or lease all or substantially all of our properties and assets to any person, without the consent of the holders of any of the outstanding Senior Debt Securities, provided that:

  . any successor or purchaser will expressly assume the due and punctual payment of the principal of and interest on all the Senior Debt Securities and the due and punctual performance and observance of all of the covenants and conditions of the senior indenture to be performed by us under a supplemental indenture; and

  . we have delivered to the senior trustee an opinion of counsel stating compliance with these provisions. (sections 801 and 804 of the senior indenture)

   Under the subordinated indenture, we may not consolidate with or merge into any other corporation or sell, convey, exchange, transfer or lease all or substantially all of our properties and assets to any person, unless:

  . any successor or purchaser is a corporation organized under the laws of any domestic jurisdiction;

  . any such successor or purchaser expressly assumes our obligations on the Subordinated Debt Securities and under the subordinated indenture;

  . immediately after the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, occurs and continues; and

  . certain other conditions are met. (section 801 of the subordinated indenture)

   Under both indentures, if upon any merger of us with or into any other corporation, or upon any sale or lease of all or substantially all of our properties, any principal property of Georgia-Pacific or a restricted subsidiary or any shares of stock or indebtedness of a restricted subsidiary owned immediately prior to such merger, sale or lease would, thereupon, become subject to any lien other than liens permitted, without securing the Debt Securities under sections 1004 and 1006 of the applicable indenture summarized above, prior to such event, we will secure the Debt Securities, equally with all of our other obligations so secured, by a lien on such principal property, shares or indebtedness prior to all liens other than any liens existing up to that time thereon and liens so permitted by those sections of the indenture. (section 802)

Conversion Rights

   The terms and conditions, if any, upon which Subordinated Debt Securities are convertible into shares of any class of Common Stock will be set forth in the prospectus supplement relating to such series of Subordinated Debt Securities. Such terms will include:

  .  the conversion price;

  .  the conversion period;

  . provisions as to whether conversion will be at the option of the holder or us;

  .  the events requiring an adjustment of the conversion price; and

  . provisions affecting conversion in the event of the redemption of such series of Subordinated Debt Securities.

Events of Default

   Unless otherwise provided in the applicable prospectus supplement, the indentures provide that the following events constitute events of default:

  . failure to pay any interest upon any Debt Security when due, and that failure continues for 30 days (in the case of the subordinated indenture, whether or not payment is prohibited by the subordination provisions);

  . failure to pay the principal of, or premium, if any, on, any Debt Security when due at its maturity or upon acceleration (in the case of the subordinated indenture, whether or not payment is prohibited by the subordination provisions);

  . failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series (in the case of the subordinated indenture, whether or not payment is prohibited by the subordination provisions);

  . failure to perform any other covenants or warranties in the applicable Indenture, other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of Debt Securities under the applicable Indenture other than that series, and that failure continues for 90 days, in the case of the senior indenture, and 60 days, in the case of the subordinated indenture, after written notice as provided in the applicable Indenture;

  . certain events of bankruptcy, insolvency or reorganization of Georgia-Pacific; and

  . any other event of default provided with respect to Debt Securities of that series. (section 501)

   Acceleration of Debt Securities. If an event of default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the applicable trustee or the holders of at least 25% in aggregate principal amount of outstanding Debt Securities of that series may declare the principal amount (or, if those Debt Securities are original issue discount Debt Securities, the portion of the principal amount specified in their terms) of all Debt Securities of that series due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made but, before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul that acceleration if all events of default, other than the non-payment of accelerated principal (or specified portion thereof) with respect to Debt Securities of that series, have been cured or waived as provided in the applicable indenture. (section 502)

   General. If there is a default in the payment of principal, premium, if any, or interest, if any, or the performance of any covenant or agreement in the Debt Securities or the indentures, the applicable trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of that principal, premium, if any, or interest, if any, or to obtain the performance of that covenant or agreement or any other proper remedy. (section 503) Under certain circumstances, the applicable trustee may withhold notice of a default to the holders of the securities if the applicable trustee in good faith determines that the withholding of that notice is in the best interest of the holders, and the applicable trustee will withhold the notice for certain defaults for a period of 30 days. (section 602) You should review the prospectus supplement relating to any series of Debt Securities that are original issue discount Debt Securities for particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount Debt Securities if an event of default occurs and is continuing.

   The indentures provide that, subject to the duty of the applicable trustee during default to act with the required standard of care, the applicable trustee does not have to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless those holders have offered to the applicable trustee reasonable security or indemnity. (section 603) Subject to the foregoing sentence and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the applicable trustee, with respect to the Debt Securities of that series. (section 512)

   No holders of any Debt Securities of any series may institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or trustee or for any remedy relating to that appointment:

  . unless those holders have already given to the applicable trustee written notice of a continuing event of default;

  . unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and offered reasonable indemnity, to the applicable trustee to institute such a proceeding as trustee;

  . if the trustee has received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with the written request; and

  . unless the trustee has failed to institute the proceeding within 60 days. (section 507)

The above limitations do not apply to a suit instituted by holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on the Debt Security on or after the respective due dates described in the Debt Security. (section 508)

   We are required to furnish to each trustee annually a statement as to the performance by us of certain of our obligations under the applicable indenture and as to any default in such performance. (section 1007)

Modification and Waiver

   We and the applicable trustee may modify and amend the indentures with the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding Debt Securities of each series issued under the applicable indenture and affected by the modification or amendment, but no such modification or amendment may, without the consent of the holders of each outstanding Debt Security of the series affected by the modification or amendment:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security of that series;

  . reduce the principal amount of or premium, if any, or interest on, any Debt Security of any series (including, in the case of an original issue discount Debt Security, the amount payable upon acceleration of maturity);

  . change the place or currency of payment of principal of or the premium, if any, or interest on any Debt Security of that series;

  . impair the right of any holder to institute suit for the enforcement of any payment on any Debt Security of such series;

  . in the case of the Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities of that series; or

  . reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults. (section 902)

   The holders of at least 66 2/3% in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of that series, waive compliance by us with certain restrictive provisions of the applicable indenture. (section 1008) The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of that series, waive any past default under the applicable indenture, except a default in the payment of principal, premium, if any, or interest and regarding certain covenants. (section 513)

Discharge, Defeasance and Covenant Defeasance

   The applicable indenture with respect to Debt Securities of any series may be discharged, subject to certain terms and conditions, when:

  . either (1) all Debt Securities of such series have been delivered to the applicable trustee for cancellation or (2) all Debt Securities of such series not theretofore delivered to the applicable trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for the giving of notice by the applicable trustee, and we, in the case of (a), (b) or (c) of subclause (2), have irrevocably deposited or caused to be deposited with the applicable trustee as trust funds in trust for such purpose an amount in the currency in which such Debt Securities are denominated sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal and premium, if any, and interest to the date of such deposit in the case of Debt Securities which have become due and payable or to the stated maturity or redemption date, as the case may be;

  . paid or caused to be paid all other sums payable under the applicable indenture by us; and

  . we have delivered to the applicable trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent therein provided relating to the satisfaction and discharge of the applicable indenture with respect to such series have been complied with. (section
     401)

   If so specified when the Subordinated Debt Securities of a particular series are created, after we have deposited with the subordinated trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the Subordinated Debt Securities of such series when due, then we, at our option:

  . will be deemed to have paid and satisfied our obligations on all outstanding Subordinated Debt Securities of that series, which is known as "defeasance and discharge"; or

  . will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on these Subordinated Debt Securities, relating to the Subordinated Debt Securities of that series, which is known as "covenant defeasance".

   Under the subordinated indenture, we must also deliver to the subordinated trustee an opinion of counsel to the effect that the holders of the Subordinated Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and discharge or covenant defeasance and that federal income tax would be imposed on the holders in the same manner as if such defeasance and discharge had not occurred. In the case of a defeasance and discharge, such opinion must be based upon a ruling or administrative pronouncement of the Internal Revenue Service.

   When there is a defeasance and discharge, (1) the subordinated indenture will no longer govern the Subordinated Debt Securities of that series, (2) we will no longer be liable for payment and (3) the holders of that series of Subordinated Debt Securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.

   The obligations and rights under the subordinated indenture regarding compensation, reimbursement and indemnification of the subordinated trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the Subordinated Debt Securities of such series, replacement of mutilated, destroyed, lost or stolen Subordinated Debt Securities and certain other administrative provisions will continue even if we exercise our defeasance and discharge or covenant defeasance options. (sections 403 and 404 of the subordinated indenture)

   Under current federal income tax law, a covenant defeasance would not be treated as a taxable exchange of Subordinated Debt Securities. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the federal income tax law.

Book-Entry Securities

   The Debt Securities of a series may be issued in the form of one or more book-entry securities that will be deposited with a Depositary or its nominee identified in the applicable prospectus supplement. In this case, book-entry securities will be issued in aggregate denominations equal to the aggregate principal amount of Debt Securities represented by such book-entry securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a book-entry security may not be transferred except as a whole by the applicable Depositary to a nominee of such Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

   The specific terms of the depositary arrangement with respect to any Debt Securities to be represented by a book-entry security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

   Upon the issuance of a book-entry security, the Depositary for such book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such book-entry security to the accounts of persons that have accounts with such Depositary, "participants". We or the underwriters or agents will designate such accounts. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, "indirect participants". Persons who are not participants may beneficially own book-entry securities held by the Depositary only through participants or indirect participants.

   Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of indirect participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws, as well as the limits on participation in the Depositary's book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

   So long as the Depositary or its nominee is the registered owner of a book-entry security, such Depositary or such nominee will be considered the sole owner or holder of the Debt Securities represented by such book-entry security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in securities represented by book-entry securities will not be entitled to have such Debt Securities registered in their names, will not be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders of such Debt Securities under the applicable indenture.

   Payments of principal of and any premium and interest on Debt Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the book-entry securities representing such Debt Securities. We expect that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their beneficial interests in the book-entry security, as shown on the records of such Depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in such book-entry security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name", and will be the responsibility of such participants and indirect participants. Neither we, the applicable trustee, any authenticating agent, any paying agent nor the security registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any book-entry security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (section 311)

   If the Depositary for Debt Securities of a series notifies us that it is unwilling or unable to continue as Depositary or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, we have agreed to appoint a successor depositary. If such a successor is not appointed by us within 90 days, we will issue Debt Securities of such series in definitive registered form in exchange for the book-entry security. In addition, we may at any time and in our sole discretion determine that the Debt Securities of any series will no longer be represented by book-entry securities. In that event, we will issue Debt Securities of such series in definitive registered form in exchange for such book-entry securities. Further, if we so specify with respect to the Debt Securities of a series, or if an event of default, or an event which with notice, lapse of time or both would be an event of default with respect to the Debt Securities of such series has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing Debt Securities of such series may receive Debt Securities of such series in definitive registered form. In any such case, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of Debt Securities of the series represented by such book-entry security equal in principal amount to such beneficial interest and to have such Debt Securities registered in such owner's name. (section 305) Debt Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons.

Concerning the Trustees

   We maintain customary banking relationships with The Bank of New York, and The Bank of New York is a lender under our senior unsecured credit facilities.

                         DESCRIPTION OF PREFERRED STOCK

   We have summarized below the general terms of the Preferred Stock, without par value per share, "Preferred Stock", to which any prospectus supplement may relate, and the Junior Preferred Stock, without par value per share, "Junior Preferred Stock". The summary is not complete. We will describe some of the terms of any series of the Preferred Stock or the Junior Preferred Stock, as the case may be, offered by any prospectus supplement in the prospectus supplement for that series of Preferred Stock or Junior Preferred Stock, as applicable. If we indicate the terms of any such series in the prospectus supplement, those terms may differ from the terms described below. We encourage you to read our restated articles of incorporation which have been filed with the Commission and the articles supplementary to our restated articles of incorporation which will be filed with the Commission in connection with the offering of the series of Preferred Stock or Junior Preferred Stock.

General

   We are authorized to issue up to 10,000,000 shares of Preferred Stock and 25,000,000 shares of Junior Preferred Stock, of which 5,000,000 shares have been designated as Series B Junior Preferred Stock and 5,000,000 shares have been designated as Series C Junior Preferred Stock. The shares of Series B Junior Preferred Stock and Series C Junior Preferred Stock have been reserved for issuance in connection with our restated rights agreement described under "Description of Common Stock--Restated Rights Agreement". As of the date of this prospectus, we had no Preferred Stock or Junior Preferred Stock outstanding.

   Our restated articles of incorporation authorize our board of directors to provide for the issuance of Preferred Stock and Junior Preferred Stock in one or more series, without shareholder action. Our board of directors can determine the rights, preferences and limitations of each series. Prior to the issuance of each series of Preferred Stock or Junior Preferred Stock, as the case may be, our board of directors will adopt resolutions creating and designating the series as a series of Preferred Stock or Junior Preferred Stock, as applicable.

   The Preferred Stock and the Junior Preferred Stock have the terms described below, unless otherwise provided in the prospectus supplement relating to a particular series of the Preferred Stock or Junior Preferred Stock, as the case may be. You should read the prospectus supplement relating to the particular series of the Preferred Stock or Junior Preferred Stock offered thereby for specific terms, including:

  .  the designation of the series and the number of shares offered;

  .  the amount per share payable in the event of liquidation;

  . the price at which the particular series of Preferred Stock or the Junior Preferred Stock, as the case may be, will be issued;

  . the dividend rate, the dates on which dividends will be payable and the date from which dividends will commence to cumulate;

  .  any redemption, retirement or sinking fund provisions;

  . whether the shares have voting rights, and the extent of any such voting rights, including, without limitation, the right to elect directors;

  .  the terms and conditions, if any, on which shares may be converted;

  . any other preferences, rights, restrictions and qualifications of shares of such series permitted by law and the restated articles of incorporation.

Rank

   Any series of Preferred Stock will rank:

  . senior to all classes of Common Stock and Junior Preferred Stock with respect to dividend rights and liquidation rights;

  . senior to classes of Preferred Stock with respect to either dividend rights or liquidation rights where the terms of the Preferred Stock entitle the holders to receipt of dividends or a liquidation distribution, as the case may be, in preference or priority to the holders of such other classes of Preferred Stock;

  . equally with classes of Preferred Stock with respect to either dividend rights or liquidation rights if the holders of the Preferred Stock are entitled to receipt of dividends or a liquidation distribution, as the case may be, without preference or priority one over the other; and

  . junior to classes of Preferred Stock with respect to either dividend other rights or liquidation rights if the rights of holders are subject or subordinate to the rights of holders of such other classes of Preferred Stock to receipt of dividends or a liquidation distribution, as the case may be.

   Any series of Junior Preferred Stock will rank:

  . senior to all classes of Common Stock with respect to dividend rights and liquidation rights;

  . senior to classes of Junior Preferred Stock with respect to either dividend rights or liquidation rights if the terms of the Junior Preferred Stock entitle the holders to receipt of dividends or a liquidation distribution, as the case may be, in preference or priority to the holders of such other classes of Junior Preferred Stock;

  . equally with classes of Junior Preferred Stock with respect to either dividend rights or liquidation rights if the holders of the Junior Preferred Stock are entitled to receipt of dividends or a liquidation distribution, as the case may be, without preference or priority one over the other; and

  . junior to all classes of Preferred Stock with respect to dividend rights and liquidation rights, and to classes of Junior Preferred Stock with respect to either dividend rights or liquidation rights if the rights of holders are subject or subordinate to the rights of holders of such other classes of Junior Preferred Stock to receipt of dividends or a liquidation distribution, as the case may be.

Dividend Rights

   Dividends on the Preferred Stock and the Junior Preferred Stock are cumulative.

   Each series of Preferred Stock and Junior Preferred Stock will be entitled to dividends as described in the prospectus supplement. Different series of Preferred Stock and Junior Preferred Stock may be entitled to dividends at different rates. The rate may be fixed or variable or both.

   Holders of the Preferred Stock and Junior Preferred Stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates described in the prospectus supplement. Each dividend will be payable to the holders of record as they appear on our stock record books on record dates determined by our board of directors.

   No full dividends may be declared or paid or funds set apart for the payment of dividends on any equal securities unless dividends have been paid or set apart for payment on the Preferred Stock or Junior Preferred Stock, as the case may be. If full dividends are not paid, the Preferred Stock or Junior Preferred Stock, as the case may be, will share dividends pro rata with the securities ranking equally. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the Preferred Stock or Junior Preferred Stock, as the case may be.

Voting Rights

   Except as we indicate in the prospectus supplement, or except as required by applicable law, the holders of the Preferred Stock and the Junior Preferred Stock will not be entitled to any voting rights.

Liquidation Rights

   If we liquidate, dissolve or terminate our affairs, either voluntarily or involuntarily, the holders of each series of Preferred Stock and Junior Preferred Stock will be entitled to receive, after we pay our debts and liabilities and after we provide for liquidating distributions to holders of securities senior to such series of Preferred Stock or Junior Preferred Stock, as the case may be, and before we make any liquidating distributions to holders of securities junior to such series of Preferred Stock or Junior Preferred Stock, as the case may be, liquidating distributions in the amount described in the prospectus supplement relating to such series of Preferred Stock and Junior Preferred Stock, as the case may be, plus an amount equal to accrued and unpaid dividends for all dividend periods prior to that point in time.

   If the amounts payable with respect to such series of Preferred Stock or Junior Preferred Stock, as the case may be, and any other securities equal with such series are not paid in full, the holders of such series of Preferred Stock or Junior Preferred Stock and the securities equal with such series will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of such series of Preferred Stock or Junior Preferred Stock, as the case may be, are paid in full, they will have no right or claim to any of our remaining assets.

Redemption

   The prospectus supplement will state the terms, if any, on which shares of a series of Preferred Stock or Junior Preferred Stock, as the case may be, may be redeemable, in whole or in part, or subject to mandatory redemption pursuant to a sinking fund.

Conversion

   The prospectus supplement will state the terms, if any, on which shares of a series of Preferred Stock or Junior Preferred Stock, as the case may be, are convertible into other securities of ours.

                          DESCRIPTION OF COMMON STOCK

   We have summarized below the material terms of the Common Stock. Our restated articles of incorporation provide for two classes of Common Stock:
Georgia-Pacific Corporation--Georgia-Pacific Group Common Stock, par value $.80 per share ("Georgia-Pacific Group Stock"), and Georgia-Pacific Corporation-- Timber Group Common Stock, par value $.80 per share ("Timber Group Stock"). However, in connection with the merger of The Timber Company, which held all of the assets and liabilities relating to our timber and timberlands business, with Plum Creek, we redeemed on October 5, 2001 all of the outstanding shares of Timber Group Stock with the common stock of six former subsidiaries of Georgia-Pacific, which collectively held all of the assets and liabilities attributed to The Timber Company. We refer to these six former subsidiaries as the "Spincos." For each share of Timber Group Stock outstanding, we issued one unit consisting of one share of common stock of each Spinco. On October 6, 2001, each of the Spincos merged with and into Plum Creek, with Plum Creek as the surviving corporation. Pursuant to the merger agreement, each unit was converted into the right to receive 1.37 shares of Plum Creek common stock.
Subsequently:

  . registration of the Timber Group Stock under the Securities Exchange Act of 1934 was terminated;

  .  the Timber Group Stock was delisted from the New York Stock Exchange;
     and

  . as of December 31, 2001, the Georgia-Pacific Group Stock was, for New York Stock Exchange listing purposes, renamed Common Stock of Georgia-Pacific.

   Because we no longer own any timber or timberlands business, we will not issue any shares of Timber Group Stock in the future. Consequently, although our restated articles of incorporation continue to provide for Timber Group Stock, the following summary describes the material terms of Georgia-Pacific Group Stock, which we call Common Stock in this prospectus, as if it were our only authorized class of common stock.

   We encourage you to read our restated articles of incorporation and our bylaws. You should also refer to the applicable provisions of the Georgia Business Corporation Code.

Authorized and Outstanding Shares

   We are authorized to issue up to 400,000,000 shares of Common Stock. At June 17, 2002, we had outstanding 230,081,104 shares of Common Stock.

Dividends

   Our ability to pay dividends on the Common Stock is limited by Georgia law. Under Georgia law, dividends are limited to our legally available assets and subject to the prior payment of dividends on any outstanding shares of Preferred Stock and Junior Preferred Stock. Under Georgia law, assets are not legally available for paying dividends if (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than our total liabilities plus, subject to some exceptions, any amounts necessary to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of shareholders receiving the dividend.

Voting Rights

   Under our restated articles of incorporation, the entire voting power of our shareholders is vested in the holders of Common Stock. Except as otherwise provided by law, by the terms of any outstanding Preferred Stock and Junior Preferred Stock or by any provision of our restated articles of incorporation restricting the power to vote on a specified matter to other shareholders, holders of Common Stock are entitled to vote on any matter on which our shareholders are, by law or by the provisions of our restated articles of incorporation or our bylaws, entitled to vote. Each share of Common Stock has one vote.

Liquidation

   In the event of our liquidation, dissolution or termination, the holders of Common Stock are entitled to receive ratably our assets, if any, remaining for distribution after we pay our debts, other liabilities and full preferential amounts to which the holders of any Preferred Stock or Junior Preferred Stock are entitled.

Determinations by Our Board of Directors

   Any determinations made in good faith by our board of directors with respect to the rights of holders of Common Stock are final and binding on all of our shareholders, subject to the rights of shareholders under applicable Georgia law and under the federal and state securities laws.

Preemptive Rights

   The holders of Common Stock do not have any preemptive rights.

Listing

   The Common Stock is listed on the New York Stock Exchange under the symbol "GP".

Transfer Agent and Registrar

   The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

Restated Rights Agreement

   Under our restated rights agreement, we have issued to all holders of Common Stock rights to purchase Series B Junior Preferred Stock if a "distribution date" occurs.

   Until a distribution date occurs, the rights can be transferred only with the Common Stock. On the occurrence of a distribution date, the rights will separate from the Common Stock and become exercisable as described below.

   A "distribution date" will occur upon the earlier of:

  . the tenth day after a public announcement that a person or group of affiliated or associated persons other than us, one of our subsidiaries or one of our employee benefit plans (an "acquiring person") has acquired beneficial ownership of 15% or more of the total voting rights of the then outstanding shares of Common Stock; or

  . the tenth business day following the commencement of a tender or exchange offer that would result in such person or group beneficially owning such voting rights.

Following the distribution date, holders of rights will be entitled to purchase from us one one-hundredth (1/100th) of a share of Series B Junior Preferred Stock at a purchase price of $350, subject to adjustment.


   If:

  (1) any person or group becomes an acquiring person;

  (2) an acquiring person engages in one or more "self-dealing" transactions with us as described in our restated rights agreement;

  (3) we are the surviving or continuing corporation in a merger or other combination with an acquiring person and all of the Common Stock remains outstanding and is not changed or exchanged; or

  (4) while there is an acquiring person, there is a reclassification of securities, recapitalization of Georgia-Pacific or other transaction that increases by more than 1% the proportionate share of the outstanding shares of any class or series of any equity securities of Georgia-Pacific beneficially owned by the acquiring person, then the rights will "flip-in". At that time, the rights beneficially owned by any acquiring person will become null and void and each right will entitle its holder to purchase, at the purchase price, a number of shares of Series B Junior Preferred Stock with a market value equal to twice the purchase price.

   If, following the date of a public announcement that an acquiring person has become such:

  (1) we are acquired in a merger or other business combination transaction and we are not the surviving corporation;

  (2) any person consolidates or merges with us and all or part of the Common Stock is converted or exchanged for securities, cash or property or any other person; or

  (3) 50% or more of our assets or earning power is sold or transferred,

then the rights will "flip-over". At that time, each right will entitle its holder to purchase, for the purchase price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the purchase price.

   The rights will expire on December 31, 2007, unless we terminate them before that time. A majority of the independent directors of our board may terminate all of the rights without any payment to any holder of rights at any time until the earlier of:

  . the tenth day following a public announcement that an acquiring person has become such; or

  .  December 31, 2007.

Once our board acts to terminate the rights, the right to exercise the rights will terminate and each right will become null and void.

   A holder of a right will not have any rights as a shareholder of Georgia-Pacific, including the right to vote or to receive dividends, until a right is exercised.

   At any time prior to the occurrence of a distribution date, we may, without the approval of any holders of rights, supplement or amend any provision of our restated rights agreement in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. However, we may not supplement or amend the principal economic terms, such as the expiration date of the rights and the number and price of shares of Series B Junior Preferred Stock for which a right is exercisable, without the approval of a majority of the independent directors.

   From and after the occurrence of a distribution date, we may, without the approval of any holder of rights, supplement or amend our restated rights agreement:

  .  to cure any ambiguity;

  . to correct or supplement any provision that may be defective or inconsistent;

  . subject to some exceptions, to shorten or lengthen any time period under the restated rights agreement; or

  . in any manner that we may deem necessary or desirable and which does not adversely affect the interests of the holders of rights, other than an acquiring person, and which does not change the principal economic terms.

Certain Anti-Takeover Provisions of Georgia Law, Our Restated Articles of Incorporation and Bylaws and Our Restated Rights Agreement

   The following discussion concerns certain provisions of Georgia law, our restated articles of incorporation, our bylaws and our restated rights agreement that could be viewed as having the effect of discouraging an attempt to obtain control of Georgia-Pacific.

 Georgia Law

   Under Georgia law, unless otherwise provided by a corporation's articles of incorporation or bylaws, a merger or share exchange or sale of all or substantially all of the corporation's assets must be approved by a majority of all the votes entitled to be cast, voting as a single voting group. Shareholders of the corporation surviving a merger or share exchange need not approve the merger or share exchange if certain conditions are met. Neither our restated articles of incorporation nor our bylaws contain a provision which alters the requirements with respect to mergers or share exchanges or a sale of all or substantially all of our assets under Georgia law.

   We have elected in our bylaws to be covered by two provisions of Georgia law that restrict business combinations with interested shareholders: the Business Combinations Provision and the Fair Price Provision. Under Georgia law, once adopted, these provisions may be repealed only by the affirmative vote of at least 66 2/3% of the "continuing directors" and a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by an "interested shareholder" and, with respect to the Fair Price Provision, his, her or its associates and affiliates. An "interested shareholder" is defined as a holder of 10% or more of the outstanding voting stock. "Continuing directors" are directors who served prior to the time the interested shareholder acquired an ownership of 10% or more of the outstanding voting stock and who are unaffiliated with the interested shareholder.

 Interested Shareholder Transactions

   The Business Combinations Provision generally prohibits us from entering into certain business combination transactions with any interested shareholder for a five-year period following the time that such shareholder became an interested shareholder.

   An interested shareholder may engage in a business combination transaction with us within the five-year period only if:

  . our board of directors approved the transaction before the shareholder became an interested shareholder or approved the transaction in which the shareholder became an interested shareholder;

  . the interested shareholder acquired at least 90% of the voting stock outstanding in the transaction in which it became an interested shareholder; or

  . after becoming an interested shareholder, the interested shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting shares, excluding Insider Shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote, excluding from the vote, Insider Shares and voting stock beneficially owned by the interested shareholder.

   "Insider Shares" refer to shares owned by:

  . persons who are directors or officers of Georgia-Pacific, their affiliates or associates;

  .  our subsidiaries; and

  . our employee stock plans under which participants do not have the right to determine confidentially the extent to which shares held under such plans will be tendered in a tender or exchange offer.

 Fair Price Requirements

   The Fair Price Provision imposes requirements on "business combinations" of Georgia-Pacific with any interested shareholder. In addition to any vote required by law or by our restated articles of incorporation, under the Fair Price Provision, business combinations with an interested shareholder must meet one of the following criteria:

  . the transaction must be unanimously approved by our continuing directors, provided that the continuing directors constitute at least three members of our board of directors at the time the transaction is approved;

  . the transaction must be recommended by at least 66 2/3% of the continuing directors and approved by a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or

  . the terms of the transaction must meet specified fair pricing criteria and other tests.

These criteria are designed to protect our minority shareholders.

 Our Restated Articles of Incorporation and Bylaws

 Authorized Shares of Preferred Stock

   Our restated articles of incorporation provide that we may from time to time issue shares of Preferred Stock and Junior Preferred Stock in one or more series, the terms of which will be determined by our board of directors. Our restated articles of incorporation authorize 10,000,000 shares of Preferred Stock and 25,000,000 shares of Junior Preferred Stock, of which 5,000,000 shares have been designated as Series B Junior Preferred Stock. The shares of Series B Junior Preferred Stock have been reserved for issuance in connection with our restated rights agreement. We will not solicit approval of our shareholders unless our board of directors believes that approval is advisable or is required by New York Stock Exchange rules or Georgia law.

   The existence of authorized, unissued and unreserved Preferred Stock and Junior Preferred Stock could enable our board of directors to issue shares to persons friendly to current management which could render more difficult, or discourage, an attempt to obtain control of Georgia-Pacific by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management. These additional shares also could be used to dilute the share ownership of persons seeking to obtain control of Georgia-Pacific.

 Shareholder Nominations and Proposals

   Our bylaws provide that any shareholder may present a nomination for a directorship at an annual meeting of shareholders only if advance notice of such nomination has been delivered to Georgia-Pacific not less than 60 days or more than 75 days prior to the meeting. If less than 70 days' notice or public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than 10 days after the notice was mailed or the disclosure made.

   Similarly, any shareholder may present a proposal at an annual meeting only if advance notice of the proposal has been delivered to Georgia-Pacific not less than 120 calendar days before the date Georgia-Pacific's proxy statement is released to shareholders in connection with the previous year's annual meeting.

   The foregoing notices must describe:

  . the proposal to be brought at the meeting or the nominee for director, as applicable;

  . personal information regarding the shareholder giving the notice and any persons acting with the shareholder with respect to the proposal;

  .  the class and number of shares owned by the shareholder; and

  . such other information as our board of directors reasonably determines is necessary or appropriate to enable our board of directors and shareholders to consider the proposal.

   These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any shareholder to a vote of the shareholders.

 Staggered Board

   Our board of directors is divided into three classes of directors serving staggered three-year terms. Each class consists of, as nearly as possible, one-third of the total number of directors.

   The classification of directors makes it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, generally will be required to change the majority of our board of directors. The classification provisions of our bylaws and restated articles of incorporation could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Georgia-Pacific.

 Increase in the Number of Directors

   Our bylaws provide that the number of directors may be increased or decreased by amendment of the bylaws either by:

  .  our board of directors; or

  . the affirmative vote of at least 75% of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting as a separate voting group.

 Filling Vacancies

   Our bylaws provide that any vacancy on our board of directors may be filled:

  . by a majority of the remaining members of the board though less than a quorum or by the sole remaining director, as the case may be; or

  . if the vacancy is not filled by such remaining director or directors or if no director remains, by the holders of the shares of capital stock who are entitled to vote for the director with respect to which the vacancy is being filled.

However, if a vacancy occurs with respect to a director elected by a particular class or series of shares voting as a separate voting group, our bylaws provide that that vacancy may be filled:

  .  by the remaining director or directors elected by that class or series;
     or

  .  if no director remains, by the holders of that class or series.

   Any vacancy arising by reason of an increase in the number of directors may only be filled by our board of directors.

   Accordingly, our board of directors could temporarily prevent any shareholder from enlarging our board and filling the new directorships with such shareholder's own nominees.

 Special Meetings of Shareholders

   Under Georgia law and our bylaws, we must call a special meeting of the shareholders if called by:

  .  the chairman or any vice chairman of our board of directors;

  .  our chief executive officer;

   .  our president;

   .  our chief operating officer; or

  .  any two members of our board of directors.

In addition, a special meeting must be called as set forth in our restated articles of incorporation or upon the written demand of the holders of at least 75% of the voting power of the outstanding capital stock entitled to vote on any issue proposed to be considered at the proposed special meeting, voting as a separate voting group, or the termination of the exclusive right of one or more classes or series of capital stock, voting as a separate voting group, to vote for directors, when requested by the holders of 10% of the aggregate voting power of the outstanding capital stock then entitled to vote generally in the election of directors.

 Restrictions on Amendments of Our Restated Articles of Incorporation

   Amendments to our restated articles of incorporation must be recommended to the shareholders by our board of directors and approved at a properly called meeting of shareholders by a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single voting group. However, the affirmative vote of the holders of at least 75% of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single voting group, is required to amend, change, repeal or add any provision of our restated articles of incorporation relating to:

  .  the Series A Junior Preferred Stock; or

  . the provisions establishing the required votes for amending our restated articles of incorporation or our bylaws.

 Restrictions on Amendments of Our Bylaws

   Amendments to our bylaws may be approved by an affirmative vote of a majority of all our directors then in office. However, the shareholders may prescribe that any bylaw or bylaws adopted by them shall not be altered, amended or repealed by our board of directors.

   Amendments to our bylaws also may be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single voting group. However, the affirmative vote of the holders of at least 75% of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single voting group, is required to amend, change, repeal or add any provision of our bylaws relating to:

  .  the number of members of our board of directors;

  .  the classification of our board of directors;

  .  the procedure for nominating directors;

  .  calling special meetings of the shareholders;

  .  calling special meetings of our board of directors;

  .  establishing a quorum at a meeting of our board of directors; or

  .  establishing an act of our board of directors.

 Social Responsibility Provision

   Our restated articles of incorporation permit our board of directors to consider any pertinent factors, including general, social and economic effects, in discharging its duties and in determining what is in the best interests of Georgia-Pacific. Consequently, our board of directors is authorized to consider factors other than the interests of the shareholders when considering an acquisition offer.

 Our Restated Rights Agreement

   As described under "--Restated Rights Agreement", our restated rights agreement will permit disinterested shareholders to acquire additional shares of Georgia-Pacific or of an acquiring company at a substantial discount in the event of certain described changes in control. Our restated rights agreement is intended to discourage anyone from buying shares of Common Stock having more than 15% of the total voting power of Georgia-Pacific without approval of our board of directors.

                            DESCRIPTION OF WARRANTS

   We may issue warrants, the "Warrants", to purchase Debt Securities, Preferred Stock or Common Stock, collectively, the "Securities". Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock and may be attached to or separate from any offered securities. Each series of Warrants will be issued under a separate warrant agreement, each a "Warrant Agreement", to be entered into between us and a warrant agent, the "Warrant Agent". The Warrant Agent will act solely as our agent in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants.

   We have summarized below the general terms and provisions of the Warrants that we may offer. We will describe further terms of the Warrants and the applicable Warrant Agreement in the prospectus supplement.

   The prospectus supplement will describe the following terms, where applicable, of the Warrants in respect of which this prospectus is being delivered:

  .  the title of the Warrants;

  .  the aggregate number of the Warrants;

  .  the price or prices at which the Warrants will be issued;

  . the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the Warrants;

  . the designation and terms of the securities with which the Warrants are issued and the number of the Warrants issued with each such security;

  . if applicable, the date on and after which the Warrants and the related securities will be separately transferable;

  . the price at which the securities purchasable upon exercise of the Warrants may be purchased;

  . the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

  . the minimum or maximum amount of the Warrants which may be exercised at any one time;

  .  information with respect to book-entry procedures, if any;

  .  a discussion of certain federal income tax considerations; and

  . any other terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts, "Stock Purchase Contracts", representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of either class or both classes of Common Stock at a future date or dates. The price per share of Common Stock and number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of stock purchase units, "Stock Purchase Units", consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

   The prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

                              BOOK-ENTRY ISSUANCE

   Unless otherwise specified in the applicable prospectus supplement, the securities, including the Debt Securities, the Preferred Stock, the Stock Purchase Contracts and the Stock Purchase Units may be issued in whole or in part in global form ("global securities"). Such global securities may be issued only in fully registered form and in either temporary or permanent form. Specific terms for each security described in this prospectus will be set forth in the applicable prospectus supplement relating to that security.

   Unless otherwise specified in the applicable prospectus supplement, the depositary for the global securities will be The Depository Trust Company ("DTC").

   The global securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities will be issued for each issue of securities, each in the aggregate principal or stated amount of such issue, and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("participants") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("direct participants") include securities brokers and dealers, banks trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission.

   Purchases of securities under DTC's system must be made by or through direct participants, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security ("beneficial owner") is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transactions. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

   To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent to vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

   Redemption proceeds, distributions, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, Georgia-Pacific, the applicable Trustee or the purchase contract agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of us, the purchase contract agent, the applicable paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

   If applicable, redemption notices will be sent to Cede & Co. If less than all of the securities of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed. Any Preferred Stock to be redeemed will be selected by DTC on a pro rata basis in accordance with DTC's customary procedures.

   A beneficial owner will give notice of any option to elect to have its interest in a global security repaid by us, through its participant, to the senior trustee, and will effect delivery of such interest by causing the direct participant to transfer the participant's interest in the global security or securities on DTC's records, to the senior trustee. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities are transferred by direct participants on DTC's records.

   The foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

   DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to the applicable issuer or the applicable trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

   We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the securities will be printed and delivered.

   The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                              PLAN OF DISTRIBUTION

   We may sell securities to or through underwriters or dealers, directly to other purchasers or through agents. Each prospectus supplement will describe the method of distribution of the securities that are being offered.

   The distribution of the securities may take place from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any underwriter or agent will be identified, and any compensation received from us will be described, in the prospectus supplement.

   If so indicated in the applicable prospectus supplement and subject to existing market conditions, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered Debt Securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include but are not limited to commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and the other agents will not have any responsibility in respect of the validity or performance of the contracts.

   Securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

   Underwriters, agents, dealers and remarketing firms who participate in the distribution of securities may be entitled under agreements which may be entered into by us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, agents, dealers and remarketing firms may be required to make in respect thereof.

   Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the Common Stock, which is listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

                                 LEGAL MATTERS

   The validity of the Common Stock and the Preferred Stock will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia. The validity of any other Securities will be passed upon for us by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett will rely on Troutman Sanders LLP as to matters of Georgia law.

                                    EXPERTS

   The consolidated financial statements of Georgia-Pacific as of December 29, 2001 and December 30, 2000 and for each of the three fiscal years in the period ended December 29, 2001 incorporated by reference in this prospectus and
registration statement have been audited by        , independent auditors, as
set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                           [Logo of Georgia-Pacific]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The Company estimates that expenses, other than underwriting compensation, in connection with the offerings described in this Registration Statement will be as follows:

      Registration fee.............................................. $  594,000
      Trustees' fees and expenses...................................     50,000
      Printing and engraving expenses...............................    170,000
      Legal fees and expenses.......................................    100,000
      Accounting fees and expenses..................................     25,000
      Rating agency fees............................................    500,000
      Blue Sky fees and expenses....................................     10,000
      Miscellaneous.................................................     51,000
                                                                     ----------
        Total....................................................... $1,500,000
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 a court may order a corporation to indemnify a director if such court determines the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable as described in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

   Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

   Section 14-2-857 of the Georgia Business Corporation Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

   In accordance with Article VI of the Company's Bylaws, every person (and the heirs and personal representatives of such person) who is or was a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise in which he served at the request of the Company, shall be indemnified by the Company against all liability and expense (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines, penalties and amounts paid in settlement by, a director, officer, employee or agent) actually and reasonably incurred by him in connection with or resulting from any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative or in connection with any appeal relating thereto, in which he may become involved, as a party or otherwise, or with which he may be threatened, by reason of his being or having been a director, officer, employee or agent of the Company or such other corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or omitted by him in this capacity as such director, officer, employee or agent whether or not he continues to be such at the time such liability or expense shall have been incurred. Every such person (and the heirs and personal representatives of such person), to the extent that such person has been successful on the merits or otherwise with respect to any such claim, action, matter, suit or proceeding is entitled to indemnification as of right for expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Except as provided in the preceding sentence, upon receipt of a claim for indemnification under Article VI of the Company's Bylaws, the Corporation shall proceed as follows: If the claim is made by a director or officer of the Company, the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the applicable action, suit or proceeding, shall determine whether the claimant met the applicable standard of conduct as set forth in subsections (A) or (B) below. If such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, such determination shall be made by independent legal counsel (who may be the regular inside or outside counsel for the Company) in written opinion. If such determination has not been made within 90 days after the claim is asserted, the claimant shall have the right to require that the determination be submitted to the shareholders at the next regular meeting of shareholders by vote of a majority of the shares entitled to vote thereon. If a claim is made by a person who is not a director or officer of the Company, the Chief Executive Officer and the general counsel of the Company shall determine, subject to applicable law, the manner in which there shall be made the determination as to whether the claimant met the applicable standard of conduct as set forth in subsections
(A) and (B) below. In the case of each claim for indemnification, the Company shall pay the claim to the extent the determination is favorable to the person making the claim.

    (A) In the case of a claim, action, suit or proceeding other than by or in the right of the Company to procure a judgment in its favor, the director, officer, employee or agent must have acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, any director seeking indemnification must not have been adjudged liable on the basis that any personal benefit was received by him. For the purpose of this subsection (A), the termination of any claim, action, suit or proceeding, civil, criminal or administrative, by judgment, order, settlement (either with or without court approval) or conviction, or upon a plea of guilty or nolo contendere or its equivalent, shall not create a presumption that a director, officer, employee or agent did not meet the standards of conduct set forth in this Subsection.

    (B) In the case of a claim, action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, the director, officer, employee or agent must have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company, provided, however, that no indemnification under this subsection (B) shall be made (1) with regard to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper, or (2) for amounts paid, or expenses incurred, in connection with the defense or settlement of any such claim, action, suit or proceeding, unless a court of competent jurisdiction has approved indemnification with regard to such amounts or expenses.

   Pursuant to Article VI of the Company's Bylaws, expenses incurred by any person who is or was a director, officer, employee or agent of the Company with respect to any claim, action, suit or proceeding of the character described in the first sentence of the preceding paragraph shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it shall be ultimately determined that he is not entitled to indemnification. Indemnification and advancement of expenses pursuant to Article VI of the Company's Bylaws is not exclusive of any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or by law.

   The Company carries insurance policies insuring its liability to officers and directors under the foregoing indemnity and insuring its officers and directors against liability incurred in their capacity as such.

   Any underwriter who may become a party to the proposed form of Underwriting Agreement, filed as Exhibit 1 to this Registration Statement, will agree to indemnify the directors of the Company and each officer who signs this Registration Statement against certain liabilities, including liabilities under the Securities Act of 1933, to the extent specified therein.

ITEM 16. EXHIBITS

 **1(a)  Form of Underwriting Agreement.

  *1(b)  Form of Underwriting Agreement (Common Stock).

  *1(c)  Form of Underwriting Agreement (Preferred Stock).

  *1(d)  Form of Underwriting Agreement (Warrants).

  *1(e)  Form of Underwriting Agreement (Stock Purchase Contracts).

  *1(f)  Form of Underwriting Agreement (Stock Purchase Units).

   4(a)  Indenture, dated as of March 1, 1983, between Georgia-Pacific
         Corporation and The Chase Manhattan Bank (National Association), as
         Trustee, relating to the Senior Debt Securities (filed as Exhibit
         4.4(i) to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1996 and incorporated herein by this reference thereto).

   4(b)  First Supplemental Indenture, dated as of July 27, 1988, among
         Georgia-Pacific Corporation, The Chase Manhattan Bank (National
         Association), as Trustee, and Morgan Guaranty Trust Company of New
         York, as successor Trustee (filed as Exhibit 4.4(ii) to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by this reference thereto).

   4(c) Agreement of Resignation, Appointment and Acceptance, dated as of January 31, 1992, by and among Georgia-Pacific Corporation, Morgan
         Guaranty Trust Company of New York and The Bank of New York, as
         Successor Trustee (filed as Exhibit 4.4(iii) to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by this reference thereto.)

   4(d)  Form of Senior Debt Securities (included in Article Two of Exhibit
         4(a)).

   4(e) In reliance upon Item 601(b)(4)(iii) of Regulation S-K, various instruments defining the rights of holders of long-term debt of the Company are not being filed herewith because the total of securities authorized under each such instrument does not exceed 10% of the total assets of the Company. The Company hereby agrees to furnish a copy of any such instrument to the Commission upon request.

 **4(f)  Form of Indenture between Georgia-Pacific Corporation and The Bank of
         New York, as Trustee, relating to the Subordinated Debt Securities.

   4(g)  Form of Subordinated Debt Securities (included in Article Two of
         Exhibit 4(f)).

  *4(h)  Form of Articles Supplementary relating to each series of Preferred
         Stock (to be filed in connection with the offering of each series of Preferred Stock).

  *4(i)  Form of Preferred Stock share certificate.

  *4(j)  Form of Articles Supplementary relating to each series of Junior
         Preferred Stock (to be filed in connection with the offering of each series of Junior Preferred Stock).

  *4(k)  Form of Junior Preferred Stock share certificate.

 **4(l)  Form of Georgia-Pacific Corporation--Georgia-Pacific Group Common
         Stock share certificate.

  *4(m)  Form of Warrant Agreement.

 **4(n)  Form of Purchase Contract Agreement relating to Stock Purchase
         Contracts and Stock Purchase Units.

 **4(o)  Form of Pledge Agreement for Stock Purchase Contracts and Stock
         Purchase Units.

 **4(p)  Restated Articles of Incorporation of the Company (filed as Exhibit
         4.1 to the Company's Registration Statement on Form S-8 (File No.
         333-42597) and incorporated herein by this reference thereto).

   4(q)  Articles of Amendment to Restated Articles of Incorporation of the
         Company (filed as Exhibit 3.1 to the Company's Quarterly Report on
         Form 10-Q for the period ended June 30, 1998 and incorporated herein by this reference thereto).

   4(r)  Bylaws of the Company (filed as Exhibit 3.2 to the Company's Annual
         Report on Form 10-K for the year ended December 29, 2001 and incorporated herein by this reference thereto).

   4(s)  Restated Rights Agreement, dated as of December 16, 1997, between
         Georgia-Pacific Corporation and First Chicago Trust Company of New
         York, with Form of Georgia-Pacific Group Rights Certificate attached as Exhibit A-1 and Series B Junior Preferred Stock Designation attached as Exhibit B-1 (filed as Exhibit 2 to the Company's
         Registration Statement on Form 8-A (File No. 001-03506)
         (incorporating by reference therein Exhibit 3.2 to the Company's
         Registration Statement on Form S-4 (File No. 333-35813)) and incorporated herein by this reference thereto).

   4(t)  Amendment No. 1 to Amended and Restated Rights Agreement, dated as of
         December 16, 1997, between Georgia-Pacific Corporation and First
         Chicago Trust Company of New York, as Rights Agent, dated as of
         November 8, 1999 (filed as Exhibit 4.3(ii) to the Company's Annual
         Report on Form 10-K for the year ended January 1, 2000 and incorporated herein by this reference thereto).

   4(u)  Amendment No. 2 to Amended and Restated Rights Agreement, dated as of
         December 16, 1997, between Georgia-Pacific Corporation and First
         Chicago Trust Company of New York, as Rights Agent, dated as of July
         18, 2000 (filed as Exhibit 4.1 to the Company's Quarterly Report on
         Form 10-Q for the period ended July 1, 2000 and incorporated herein by this reference thereto).

   4(v)  Amendment No. 3 to Amended and Restated Rights Agreement, dated as of
         December 16, 1997, between Georgia-Pacific Corporation and First
         Chicago Trust Company of New York, as Rights Agent, dated as of
         September 26, 2001 (filed as Exhibit 3 to the Company's Registration
         Statement on Form 8-A/A (File No. 001-03506) and incorporated herein by this reference thereto).

   4(w)  Remarketing Agreement, dated as of July 7, 1999, between Georgia-
         Pacific Corporation and Morgan Stanley & Co. Incorporated (filed as
         Exhibit 4(u) to the Company's Registration Statement on Form S-3
         (File No. 333-80757) and incorporated herein by this reference thereto).

   4(x)  Form of Stock Purchase Units (included as Exhibits A and B of Exhibit
         4(o)).

 **5(a)  Opinion of Simpson Thacher & Bartlett.

 **5(b)  Opinion of Troutman Sanders LLP.

    12   Statement re: Computation of Ratio of Earnings to Fixed Charges.

***23(a)   Consent of        .

 **23(b)   Consent of Simpson Thacher & Bartlett (included in Exhibit 5(a)).

 **23(c)   Consent of Troutman Sanders LLP (included in Exhibit 5(b)).

      24   Powers of Attorney (powers granted by certain persons previously filed).

    **25   Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
           The Bank of New York.

--------
* To be filed subsequent to the effectiveness of this Registration Statement by an amendment to the Registration Statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of Securities.
**  Previously filed.
*** The Company has engaged Ernst & Young LLP to audit its consolidated financial statements as of December 29, 2001 and December 30, 2000 and for each of the three fiscal years in the period ended December 29, 2001. Prior to the effectiveness of this Registration Statement, the Company will file the report of Ernst & Young LLP on these financial statements, together with the related consent, with the SEC pursuant to the Securities Act and the Exchange Act.

ITEM 17. UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 3, 2002.

                                         GEORGIA-PACIFIC CORPORATION

                                         By:       /s/ Kenneth F. Khoury
                                            -----------------------------------
                                                     Kenneth F. Khoury
                                               Vice President, Deputy General
                                                   Counsel and Secretary

   The undersigned Directors of Georgia-Pacific Corporation hereby appoint A.D. Correll, James F. Kelley and Kenneth F. Khoury, and each of them, as attorneys-in-fact for the undersigned, with full power of substitution and resubstitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all post-effective amendments and exhibits to this Registration Statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform each and every act and thing requisite and necessary or desirable, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated.

            Signature                   Title                   Date

                *                  Director, Chairman,         July 3, 2002
---------------------------------  Chief Executive Officer
          A.D. Correll             and President
                                   (principal executive
                                   officer)

                *                  Executive Vice              July 3, 2002
---------------------------------  President--Finance and
          Danny W. Huff            Chief Financial Officer
                                   (principal financial
                                   officer)

                *                  Vice President and          July 3, 2002
---------------------------------  Controller (principal
        James E. Terrell           accounting officer)

                *                  Director                    July 3, 2002
---------------------------------
        James S. Balloun

      /s/ Barbara L. Bowles        Director                    July 3, 2002
---------------------------------
        Barbara L. Bowles

    /s/ Worley H. Clark, Jr.       Director                    July 3, 2002
---------------------------------
      Worley H. Clark, Jr.

                *                  Director                    July 3, 2002
---------------------------------
           Jane Evans

                *                  Director                    July 3, 2002
---------------------------------
         Donald V. Fites

           Signature                   Title                   Date

               *                  Director                   July 3, 2002
--------------------------------
      Richard V. Giordano

               *                  Director                   July 3, 2002
--------------------------------
         David R. Goode

               *                  Director                   July 3, 2002
--------------------------------
       M. Douglas Ivester

               *                  Director                   July 3, 2002
--------------------------------
    Louis W. Sullivan, M.D.

       /s/ Lee M. Thomas          Director                   July 1, 2002
--------------------------------
         Lee M. Thomas

               *                  Director                   July 3, 2002
--------------------------------
       James B. Williams

       /s/ John D. Zeglis         Director                   July 3, 2002
--------------------------------
         John D. Zeglis

* By
     /s/ Kenneth F. Khoury                                   July 3, 2002
   ---------------------------
       Kenneth F. Khoury
  As Attorney-in-Fact for the
 Directors or Officers by whose
   names an asterisk appears

                                 EXHIBIT INDEX

 **1(a)  Form of Underwriting Agreement.

  *1(b)  Form of Underwriting Agreement (Common Stock).

  *1(c)  Form of Underwriting Agreement (Preferred Stock).

  *1(d)  Form of Underwriting Agreement (Warrants).

  *1(e)  Form of Underwriting Agreement (Stock Purchase Contracts).

  *1(f)  Form of Underwriting Agreement (Stock Purchase Units).

   4(a)  Indenture, dated as of March 1, 1983, between Georgia-Pacific
         Corporation and The Chase Manhattan Bank (National Association), as
         Trustee, relating to the Senior Debt Securities (filed as Exhibit
         4.4(i) to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1996 and incorporated herein by this reference thereto).
   4(b)  First Supplemental Indenture, dated as of July 27, 1988, among
         Georgia-Pacific Corporation, The Chase Manhattan Bank (National
         Association), as Trustee, and Morgan Guaranty Trust Company of New
         York, as successor Trustee (filed as Exhibit 4.4(ii) to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by this reference thereto).
   4(c) Agreement of Resignation, Appointment and Acceptance, dated as of January 31, 1992, by and among Georgia-Pacific Corporation, Morgan
         Guaranty Trust Company of New York and The Bank of New York, as
         Successor Trustee (filed as Exhibit 4.4(iii) to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by this reference thereto.)
   4(d)  Form of Senior Debt Securities (included in Article Two of Exhibit
         4(a)).

   4(e) In reliance upon Item 601(b)(4)(iii) of Regulation S-K, various instruments defining the rights of holders of long-term debt of the Company are not being filed herewith because the total of securities authorized under each such instrument does not exceed 10% of the total assets of the Company. The Company hereby agrees to furnish a copy of any such instrument to the Commission upon request.
 **4(f)  Form of Indenture between Georgia-Pacific Corporation and The Bank of
         New York, as Trustee, relating to the Subordinated Debt Securities.

   4(g)  Form of Subordinated Debt Securities (included in Article Two of
         Exhibit 4(f)).

  *4(h)  Form of Articles Supplementary relating to each series of Preferred
         Stock (to be filed in connection with the offering of each series of Preferred Stock).
  *4(i)  Form of Preferred Stock share certificate.

  *4(j)  Form of Articles Supplementary relating to each series of Junior
         Preferred Stock (to be filed in connection with the offering of each series of Junior Preferred Stock).
  *4(k)  Form of Junior Preferred Stock share certificate.

 **4(l)  Form of Georgia-Pacific Corporation--Georgia-Pacific Group Common
         Stock share certificate.

  *4(m)  Form of Warrant Agreement.

 **4(n)  Form of Purchase Contract Agreement relating to Stock Purchase
         Contracts and Stock Purchase Units.

 **4(o)  Form of Pledge Agreement for Stock Purchase Contracts and Stock
         Purchase Units.

   4(p)  Restated Articles of Incorporation of the Company (filed as Exhibit
         4.1 to the Company's Registration Statement on Form S-8 (File No.
         333-42597) and incorporated herein by this reference thereto).
   4(q)  Articles of Amendment to Restated Articles of Incorporation of the
         Company (filed as Exhibit 3.1 to the Company's Quarterly Report on
         Form 10-Q for the period ended June 30, 1998 and incorporated herein by this reference thereto).

   4(r)  Bylaws of the Company (filed as Exhibit 3.2 to the Company's Annual
         Report on Form 10-K for the year ended December 29, 2001 and incorporated herein by this reference thereto).

     4(s)  Restated Rights Agreement, dated as of December 16, 1997, between
           Georgia-Pacific Corporation and First Chicago Trust Company of New
           York, with Form of Georgia-Pacific Group Rights Certificate attached as Exhibit A-1 and Series B Junior Preferred Stock
           Designation attached as Exhibit B-1 (filed as Exhibit 2 to the
           Company's Registration Statement on Form 8-A (File No. 001-03506)
           (incorporating by reference therein Exhibit 3.2 to the Company's
           Registration Statement on Form S-4 (File No. 333-35813)) and incorporated herein by this reference thereto).

     4(t) Amendment No. 1 to Amended and Restated Rights Agreement, dated as of December 16, 1997, between Georgia-Pacific Corporation and
           First Chicago Trust Company of New York, as Rights Agent, dated as of November 8, 1999 (filed as Exhibit 4.3(ii) to the Company's
           Annual Report on Form 10-K for the year ended January 1, 2000 and incorporated herein by this reference thereto).

     4(u) Amendment No. 2 to Amended and Restated Rights Agreement, dated as of December 16, 1997, between Georgia-Pacific Corporation and
           First Chicago Trust Company of New York, as Rights Agent, dated as of July 18, 2000 (filed as Exhibit 4.1 to the Company's Quarterly
           Report on Form 10-Q for the period ended July 1, 2000 and incorporated herein by this reference thereto).

     4(v) Amendment No. 3 to Amended and Restated Rights Agreement, dated as of December 16, 1997, between Georgia-Pacific Corporation and
           First Chicago Trust Company of New York, as Rights Agent, dated as of September 26, 2001 (filed as Exhibit 3 to the Company's
           Registration Statement on Form 8-A/A (File No. 001-03506) and incorporated herein by this reference thereto).

     4(w)  Remarketing Agreement, dated as of July 7, 1999, between Georgia-
           Pacific Corporation and Morgan Stanley & Co. Incorporated (filed as Exhibit 4(u) to the Company's Registration Statement on Form S-
           3 (File No. 333-80757) and incorporated herein by this reference thereto).

     4(x)  Form of Stock Purchase Units (included as Exhibits A and B of
           Exhibit 4(o)).


   **5(a)  Opinion of Simpson Thacher & Bartlett.


   **5(b)  Opinion of Troutman Sanders LLP.


     12    Statement re: Computation of Ratio of Earnings to Fixed Charges.

 ***23(a)  Consent of        .


  **23(b)  Consent of Simpson Thacher & Bartlett (included in Exhibit 5(a)).


  **23(c)  Consent of Troutman Sanders LLP (included in Exhibit 5(b)).

       24 Powers of attorney (powers granted by certain persons previously filed).


     **25 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York.

--------
* To be filed subsequent to the effectiveness of this Registration Statement by an amendment to the Registration Statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of Securities.
**  Previously filed.
*** The Company has engaged Ernst & Young LLP to audit its consolidated financial statements as of December 29, 2001 and December 30, 2000 and for each of the three fiscal years in the period ended December 29, 2001. Prior to the effectiveness of this Registration Statement, the Company will file the report of Ernst & Young LLP on these financial statements, together with the related consent, with the SEC pursuant to the Securities Act and the Exchange Act.